Exhibit 99

Form 3 Joint Filer Information

Name:	WCI (Private Equity) LLC

Address:	1170 Peachtree Street, Suite 1610 Atlanta, Georgia 30309

Designated Filer:	Peachtree Equity Investment Management, Inc.

Issuer and Ticker Symbol:	Marlin Business Services Corp. (MRLN)

Date of Event Requiring Statement:	11/10/2003

Signature:	By: Peachtree Equity Investment Management, Inc., Manager By: /s/ Matthew J. Sullivan Matthew J. Sullivan Chief Executive Officer

Name:	Matthew J. Sullivan

Address:	c/o Peachtree Equity Investment Management, Inc. 1170 Peachtree Street, Suite 1610 Atlanta, Georgia 30309

Designated Filer:	Peachtree Equity Investment Management, Inc.

Issuer and Ticker Symbol:	Marlin Business Services Corp. (MRLN)

Date of Event Requiring Statement:	11/10/2003

Signature:	/s/ Matthew J. Sullivan Matthew J. Sullivan